As filed with the Securities and Exchange Commission on February 3, 2020

Registration No. 333-207625

Registration No. 333-150078

Registration No. 333-100081

Registration No. 333-38028

Registration No. 333-86015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-207625

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-150078

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-100081

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-38028

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-86015

UNDER

THE SECURITIES ACT OF 1933

UNITED COMMUNITY FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Ohio	34-1856319
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

275 West Federal Street

Youngstown, Ohio 44503

(330) 742-0500

(Address of principal executive offices, including zip code)

United Community Financial Corp. 2015 Long Term Incentive Plan

United Community Financial Corp. 2007 Long-Term Incentive Plan

The Home Savings and Loan Company 401(k) Savings Plan

United Community Financial Corp. 1999 Long-term Incentive Plan

United Community Financial Corp. Recognition and Retention Plan and Trust Agreement

(Full titles of the plans)

Donald P. Hileman

c/o First Defiance Financial Corp.

601 Clinton Street

Defiance, Ohio 43512

(419) 782-5015

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert M. Fleetwood, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900

Chicago, Illinois 60606

(312) 984-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by United Community Financial Corp., an Ohio corporation (the “Company”), remove from registration all shares of common stock, no par value, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Shares
333-207625	October 27, 2015	United Community Financial Corp. 2015 Long Term Incentive Plan	1,200,000
333-150078	April 4, 2008	United Community Financial Corp. 2007 Long-Term Incentive Plan	2,000,000
333-100081	September 25, 2002	The Home Savings and Loan Company 401(k) Savings Plan	700,000
333-38028	May 30, 2000	United Community Financial Corp. 1999 Long-term Incentive Plan	3,471,562
333-86015	August 27, 1999	United Community Financial Corp. Recognition and Retention Plan and Trust Agreement	1,388,625

On January 31, 2020, pursuant to the Agreement and Plan of Merger, dated as of September 9, 2019 (the “Merger Agreement”), by and between First Defiance Financial Corp., an Ohio corporation (“FDEF”), and the Company, the Company merged with and into FDEF (the “Merger”), with FDEF surviving the Merger. As a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statements.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Defiance, state of Ohio, on February 3, 2020. No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

FIRST DEFIANCE FINANCIAL CORP. (as successor by merger to United Community Financial Corp.)

By:	/s/ Donald P. Hileman
Donald P. Hileman
Chief Executive Officer

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